Exhibit 23.2
Independent Auditor’s Consent
We consent to the use in this Registration Statement on Form S-1 of Alon Brands, Inc. of our report on Skinny’s Inc. dated April 28, 2006 except for Note 13 and its effects on Notes 1 and 7, for which the date is November 11, 2008, appearing in the Prospectus which is part of such Registration statement and to the reference to us under the heading “Experts” in such Prospectus.
/s/ WEAVER AND TIDWELL, L.L.P.
Fort Worth, TX
November 11, 2008